PRICING SUPPLEMENT                                          File No. 333-97937
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
September 25, 2002)
Pricing Supplement Number:  2285


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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
    Principal Amount:     $250,000,000                     Original Issue Date:            February 3, 2003

    Issue Price:          100%                             Stated Maturity Date:           February 3, 2005

    CUSIP Number:         59018YQA2

    Interest Calculation:                                  Day Count Convention:
    --------------------                                   --------------------
    /X/   Regular Floating Rate Note                       /X/   Actual/360
    / /   Inverse Floating Rate Note                       / /   30/360
            (Fixed Interest Rate):                         / /   Actual/Actual

    Interest Rate Basis:
    -------------------
    /X/   LIBOR                                            / /   Commercial Paper Rate
    / /   CMT Rate                                         / /   Eleventh District Cost of Funds Rate
    / /   Prime Rate                                       / /   CD Rate
    / /   Federal Funds Rate                               / /   Other (see attached)
    / /   Treasury Rate
    Designated CMT Page:                                   Designated LIBOR Page:
            CMT Moneyline Telerate Page:                         LIBOR Moneyline Telerate Page:  3750
                                                                            LIBOR Reuters Page:

    Index Maturity:       Three Months                     Minimum Interest Rate:          Not Applicable

    Spread:               + 0.25%                          Maximum Interest Rate:          Not Applicable

    Initial Interest      Calculated as if the             Spread Multiplier:              Not Applicable
    Rate:                 Original Date was an
                          Interest Reset Date

    Interest Reset Dates: Quarterly, on the 3rd of February, May, August and November, commencing on May 3,
                          2003, subject to modified following Business Day convention.

    Interest Payment
    Dates:                Quarterly, on the 3rd of February, May, August and November, commencing on May 3,
                          2003, subject to modified following Business Day convention.

    Repayment at the
    Option of the Holder: The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the
    Company:              The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                 The Notes are being issued in fully registered book-entry form.

    Trustee:              JPMorgan Chase Bank

    Underwriters:         Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA)
                          Inc. and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated January 29, 2003 (the "Agreement"), between
                          Merrill Lynch & Co., Inc., (the "Company") and the Underwriters, the Company has
                          agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                     Principal Amount of the Notes
                          ------------                                     -----------------------------
                          Merrill Lynch, Pierce, Fenner & Smith                      $240,000,000
                                      Incorporated
                          HSBC Securities (USA) Inc.                                 $  5,000,000
                          ABM AMRO Incorporated                                      $  5,000,000
                                                                                     ------------
                                                           Total                     $250,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the
                          Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Dated:                January 29, 2003
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